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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

            We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 30, 2001, except for Note 21 PETT Refinancing for which the date is March 1, 2001, relating to the consolidated financial statements and financial statement schedule, which appear in, or are incorporated in, Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 and our report dated January 29, 2002, except for Note 25 for which the date is March 1, 2002, relating to the consolidated financial statements, which is included as an Exhibit in the Current Report on Form 8-K dated February 28, 2002. We also consent to the reference to our Firm under the caption "Experts."



/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 18, 2002